Exhibit 10.2

SACHEM CAPITAL CORP.

698 Main Street

Branford, Connecticut 06405

April 8, 2021

Mr. John L. Villano, CPA

Chief Executive Officer

Sachem Capital Corp.

698 Main Street

Branford, CT 06405

Dear John,

I am pleased to inform you that the Compensation Committee (the “Committee”) of the Board of Directors of Sachem Capital Corp. (the “Company”) has authorized the following compensation package for you for the Company’s fiscal year ending December 31, 2021:

•	A base salary of $500,000.00 per year, retroactive to January 1, 2021, payable in accordance with the Company’s usual payroll practices applicable to employees, including withholding for federal, state and local income taxes. Your base salary is subject to adjustment on or after January 1, 2022 in the discretion of the Committee.

•	A “target” annual bonus equal to fifty percent (50%) of your base salary for such year, the exact amount of which to be determined by the Committee in its sole discretion, and which will be payable on or before March 31, 2022.

•	A “time-based” equity award equal to the result obtained by dividing your base salary by the closing price of one (1) common share of the Company as reported on the NYSE American on the date of grant. Such shares shall vest in three equal installments on each of January 1, 2022, 2023 and 2024. The shares will be granted pursuant to the Company’s Incentive Compensation Plan. The issuance of the shares shall be subject to your execution and delivery of a Restricted Stock Agreement in form and substance satisfactory to the Committee and Company counsel. The Agreement shall include provisions restricting their transfer and will provide for the forfeiture of any unvested shares in the event you voluntary resign your positions as an employee of the Company without “Good Reason” or your employment is terminated for “Cause,” as such terms are defined in your Employment Agreement (as defined below).

The program outlined above will remain in effect until amended or modified by the Committee at any time in its sole discretion.

In addition to the foregoing, the Committee has also agreed to grant you a one-time cash bonus of $250,000.00, payable $125,000 as soon as practicable following receipt by the Company of countersigned copy of this letter and $62,500 on each of July 1 and October 1, 2021. Each payment will be conditioned on your continued employment by the Company, unless you resign for “Good Reason” or are terminated without “Cause,” as such terms are defined in your Employment Agreement.

The compensation program outlined above is intended to satisfy and supersede the Company’s obligations to you pursuant to Section 3 of your Employment Agreement, dated August 8, 2016, as amended (the “Employment Agreement”). You hereby acknowledge that all amounts payable to you under the Employment Agreement through December 31, 2020 have been paid in full. Except as otherwise set forth in this letter, the Employment Agreement shall remain in full force and effect.

John L. Villano

April 8, 2021

Page Two

Please countersign and date the enclosed copy of this letter in place provided below as an indication of your acceptance of the terms hereof.

Very truly yours,

/s/Leslie Bernhard

Leslie Bernhard

Chair, Compensation Committee

AGREED TO ACKNOWLEDGED:

/s/ John L. Villano
John L. Villano
April 8, 2021